Exhibit 5

Schiff Hardin & Waite
7200 Sears Tower
Chicago, IL 60606


February 15, 1995



Illinois Central Corporation
455 North Cityfront Plaza Drive, 20th Floor
Chicago, IL  60611

Ladies and Gentlemen:

We are acting as special counsel for Illinois Central Corporation (the "Company") in connection with the filing of a registration statement (the "Registration Statement") on Form S-8 under the Securities Act of 1933, as amended, relating to 1,000,000 shares of common stock, par value $.001 per share (the "Common Stock"), deliverable in accordance with the Illinois Central Corporation 1990 Long Term Incentive Plan as referred to in such Form S-8 (the "Plan").

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments relating to the adoption and amendment of the Plan as we have deemed necessary or advisable for the purposes of this opinion.

Upon the basis of the foregoing, we are of the opinion that the Common Stock deliverable pursuant to the Plan has been duly authorized and, when and to the extend issued pursuant to the Plan, upon receipt by the Company of adequate consideration therefor, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,


/s/ Schiff Hardin & Waite
Schiff Hardin & Waite

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